EXHIBIT 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of April 1, 2024 (the “Amendment Effective Date”), by and between G1 Therapeutics, Inc., a Delaware corporation (the “Company”), and John E. Bailey, Jr., an individual (“Employee”). Employee and the Company may be individually referred to as a “Party” and collectively as the “Parties.”

    Employee is employed under an Employment Agreement, dated September 29, 2020 (the “Employment Agreement”), setting forth certain terms and conditions relating to base salary, bonus, separation and separation benefits, and execution and compliance with the Company’s confidentiality, inventions, non-competition and non-solicitation agreements. The Parties have agreed to certain modifications of these provisions, including but not limited to what is intended to be a temporary Company-wide decrease in executive compensation.

    Employee and the Company wish to enter into this Amendment to memorialize the Parties’ agreement to update the Employment Agreement as necessary to effectuate the agreed upon modifications. Capitalized terms in this Amendment not defined herein are defined as set forth in the Employment Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:

1.Amendment of Employment Agreement. Employee and the Company agree that the Employment Agreement shall be, and hereby is, amended as follows:

A.Base Salary. Section 3(a) of the Employment Agreement is amended and restated as follows:

“(a)    BASE SALARY. The Company will pay Employee an annual base salary (the “Base Salary”), payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. For the period beginning on the Amendment Effective Date and continuing through March 31, 2025 or an earlier date at the Board’s discretion (“Salary Reduction Period”), the Base Salary shall be an amount equal to the Base Salary amount as recorded in the Company’s records as of January 1, 2024 (the “2024 Base Salary”) reduced by ten percent (10%). Upon conclusion of the Salary Reduction Period, Base Salary will revert to the 2024 Base Salary. Base Salary or 2024 Base Salary may be reviewed from time to time by the Company and may be increased in the sole discretion of the Company.

For the avoidance of doubt, this provision does not establish a definite term of employment or otherwise amend Section 2 of the Employment Agreement which remains in full force and effect.”

B.Annual Bonus. Section 3(b) of the Employment Agreement shall be amended and restated as follows:
“(b)    ANNUAL BONUS. Employee will be eligible to receive an annual calendar year bonus based upon Employee’s and the Company’s achievement of certain individual and Company goals that will be set for Employee by the Board or its designee (the “Annual Bonus”). The amount of the target Annual Bonus will be equal to sixty percent (60%) of Employee’s then-current annual Base Salary as of the date of the payment; provided that the actual amount of the Annual Bonus may be greater or less than such target amount. Notwithstanding the foregoing, the amount of the target Annual Bonus for calendar year 2024 will be based on Employee’s annual Base Salary as of December 31, 2024. In all cases, the actual amount of the Annual Bonus may be greater or less than such target amount. The Board or its designee will have the sole discretion to set the applicable individual and Company goals, to determine whether the goals have been met, and to determine the amount of the Annual Bonus. Except as otherwise provided in this Section 3(b), the Annual Bonus for any given year, if any is earned, will be paid in accordance with, and subject to, the Company’s policies and procedures in effect from time to time but in no event will be paid later than two and one-half (2½) months following the end of the applicable bonus year. Employee must be employed by the Company on December 31 of the bonus year in order to receive the Annual Bonus for that year.”

C.Change in Control Equity Vesting. The below-described changes are made to Sections 3(c)(i) and 3(c)(ii) and a new Section 3(c)(iii) is added:

1.Section 3(c)(i) Stock Options: The penultimate sentence of Section 3(c)(i) is hereby deleted in its entirety.

2.Section 3(c)(ii) Restricted Stock Units: The last sentence of Section 3(c)(ii) is hereby deleted in its entirety.

3.Section 3(c)(iii): A new Section 3(c)(iii) titled “Change in Control Equity Vesting” is hereby added as follows:

“(iii)    CHANGE IN CONTROL EQUITY VESTING. “Equity” is defined as any stock options, restricted stock units, or performance stock units issued to the Employee by the Company.  This Section describes accelerated vesting of Equity in the event of a Change in Control (as defined above). For any Equity granted prior to January 1, 2023, in the event of a Change in Control, (i) 50% of any such unvested Equity shall vest immediately prior to, and subject to, the consummation of the Change in Control, and (ii) any remaining unvested Equity is subject to double-trigger vesting acceleration and such unvested Equity will immediately vest if Employee’s employment is terminated by the Company without Cause (as defined below) or if the employee resigns with Good Reason (as defined below) within twelve (12) months following the Change in Control. For any Equity granted on or after January 1, 2023, in the event of a Change in Control, unvested Equity will immediately vest if Employee’s employment is terminated by the Company without Cause or if the Employee resigns with Good Reason within twelve (12) months following the Change in Control. In all events, the vesting of Equity provided for herein will be subject to the Employee’s execution and non-revocation of the release of claims described in Section 4(b).”

D.    Severance Benefit Upon Certain Terminations. Section 4(c)(ii) of the Employment Agreement shall be amended and restated as follows:

“If the Company terminates Employee’s employment without Cause (as defined below), or if Employee resigns for Good Reason (as defined below), then conditioned upon Employee executing and not revoking a Release (as defined below) following such termination or resignation, Employee will be entitled to receive an amount equal to payment of Employee’s then-current Base Salary for a period of twelve (12) months (the “Separation Benefit”); provided, however, that in the event such termination occurs during the Salary Reduction Period, the Separation Benefit shall be an amount equal to the greater of Employee’s 2024 Base Salary or Employee’s Base Salary in effect on the date prior to the notice of (a) termination without Cause or (b) an event without Employee’s consent constituting Good Reason.

The Separation Benefit is conditioned upon Employee executing a release of claims in a form satisfactory to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The Separation Benefit will be payable in substantially equal installments on the same payroll schedule that was applicable to Employee immediately prior to his separation from service, beginning on the first such payroll date following the 10th day after the Release becomes effective, but no later than 60 days following the effective separation date; provided that, if the Release execution period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year.

For avoidance of doubt, the termination of Employee’s employment as a result of Employee’s death or disability (meaning the inability of Employee, due to the condition of Employee’s physical, mental or emotional health, effectively to perform the essential functions of Employee’s job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in its sole discretion in consultation with a physician retained by the Company and in accordance with the Americans with Disabilities Act (ADA)) will not constitute a termination without Cause triggering the rights described in this Section 4(c).”

E.    Good Reason. The last sentence (including all of its subparts) of Section 4(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“For the purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s consent: (i) a material reduction of Base Salary, other than the salary reduction set forth in Section 3(a) above; (ii) a material diminution of Employee’s authority, duties or responsibilities; (iii) a relocation of Employee’s primary workplace to a location that is more than fifty (50) miles from the location of Employee’s primary workplace recorded in the Company’s records as of the Amendment Effective Date; or (iv) the Company’s material breach of this Agreement.”

F.    Entire Agreement; Other Agreements; Employee Covenants.

1.Section 6 of the Employment Agreement is deleted in its entirety and replaced with the following: “[Reserved]”

2.Section 11 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Except as expressly provided in this Agreement, this Agreement contains the entire agreement and understanding by and between the Company and Employee with respect to the subject matter hereof, and any representations, promises and agreements or understandings, written or oral, not contained in this Agreement will be of no force or effect; provided, however, as a condition of employment, Employee shall be required to enter into, and comply with, the Proprietary Information and Employee Covenants Agreements (relating to confidentiality, intellectual and other company property, non-competition and non-disclosure) and any such successor agreements. In the event of any conflict between the provisions of this Agreement and the provisions of any agreement with respect to an award of Equity, the provisions of this Agreement shall control.”

2.    Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. The parties agree that any litigation arising out of or related to this Amendment or Employee’s employment by the Company will be brought exclusively in any state or federal court in Durham County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Amendment or Employee’s employment by the Company in any other court.

3.    Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which constitute one and the same Amendment. The parties agree that this Agreement may be delivered by facsimile or electronic mail transmission, and that electronic signatures shall be as effective as original signatures.

4.Condition to, and Effect of, this Amendment. This Amendment is being made in consideration for, and as such is conditioned upon, Employee’s execution of the Proprietary Information and Employee Covenants Agreement (“PIECA”). In the event that Employee does not execute the PIECA, this Amendment shall be null and void ab initio. Except as amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed by Employee and the Company in all respects.  To the extent any conflict arises between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall prevail.  For clarification purposes, and the avoidance of doubt, Employee acknowledges and agrees that none of the revisions effected by this Amendment provide grounds for Employee to terminate his employment under Section 4(e) of the Employment Agreement, as it existed before, on or after execution of this Amendment.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the Employee and the Company have executed or have caused this First Amendment to the Employment Agreement to be executed, as of the day and year first written above.

JOHN E. BAILEY, JR.

/s/ John E. Bailey, Jr.

G1 THERAPEUTICS, INC.

By: /s/ Monica R. Thomas
Name: Monica R. Thomas
Title: General Counsel